Exhibit 5.1

June 30, 2023

Associated Banc-Corp

433 Main Street

Green Bay, Wisconsin 54301

Ladies and Gentlemen:

We have acted as your counsel in connection with the issuance by Associated Banc-Corp, a Wisconsin corporation (the “Company”), of up to an additional 1,000,000 shares of common stock, $0.01 par value (the “Shares”), pursuant to the Associated Banc-Corp Employee Stock Purchase Plan, as amended and restated (the “Plan”), as described in the prospectus dated June 30, 2023 (the “Prospectus”) relating to the Company’s Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on June 30, 2023 (the “Registration Statement”).

We have examined: (a) the Plan, the Prospectus and the Registration Statement, (b) the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.